Exhibit 99.1

Contacts: West Marine, Inc.

Eric Nelson, Senior Vice President and Chief Financial Officer

(831) 761-4489

WEST MARINE RELEASES 2005 OPERATING

RESULTS AND 2006 EARNINGS GUIDANCE

WATSONVILLE, CA, March 30, 2006 - After reviewing uncompleted software development projects for potential impairment, West Marine, Inc. (Nasdaq: WMAR), today released unaudited operating results for the fourth quarter and fiscal year ended December 31, 2005. Operating results for the fourth quarter and full year 2005 were further reduced, compared to previously-released preliminary results, by an additional $6.6 million pre-tax, non-cash impairment charge related to internal software costs no longer expected to provide a future benefit.

FISCAL YEAR 2005

Net loss for the fifty-two weeks ended December 31, 2005, was $2.2 million, or ($0.10) per share, compared to net income of $25.5 million, or $1.20 per share, for the same period a year ago. Total pre-tax, non-cash impairment charges in 2005 related to uncompleted software development projects were $8.6 million, including a $2.0 million charge included in the previously-released preliminary results.

Net sales for the fifty-two weeks ended December 31, 2005 were $692.3 million, compared to net sales of $683.0 million for the same period a year ago. Comparable store sales for the fifty-two weeks ended December 31, 2005 decreased (2.2%) compared to the same period a year ago. Comparable store sales are defined as sales from stores that have been open at least thirteen months and where selling square footage did not change by more than 40% in the previous thirteen months.

FOURTH QUARTER 2005

Net loss for the fourth quarter ended December 31, 2005 was $21.5 million, or ($1.01) per share, including an $8.6 million pre-tax, non-cash impairment charge related to uncompleted software development projects, compared to a net loss of $3.4 million, or ($0.16) per share, for the fourth quarter of 2004. Net sales for the fourth quarter of 2005 were $124.8 million, compared to net sales of $118.1 million a year ago. Comparable store sales for the fourth quarter of 2005 increased 3.9% compared to the same period a year ago.

SIGNIFICANT ITEMS

Eric Nelson, West Marine’s chief financial officer, stated, “It is important to note that despite reporting a net loss for 2005, West Marine’s cash flow improved significantly compared to last year. Cash from operations more than doubled, from $18.6 million in 2004 to $44.2 million in 2005. Accordingly, free cash flow also improved, from a negative ($5.9 million) in 2004 to a positive $12.2 million in 2005. Free cash flow is a non-GAAP measure, defined as cash flows from operating activities minus capital expenditures. Management believes that free cash flow is useful for evaluating our financial condition because it represents the amount of cash provided by operations that is available for investing or for repaying debt. A reconciliation of free cash flow to net cash provided by operating activities, the closest measure calculated in accordance with GAAP, is included in this press release.

“Also, our fourth quarter and full year 2005 results include four significant non-cash items. First, we recorded an $8.6 million pre-tax charge, or ($0.25) per share after-tax, for cancelled software development projects. Second, we reduced inventory value by $2.9 million pre-tax, or ($0.08) per share after-tax, for aged, excess and obsolete merchandise that we expect to sell below our cost. Third, we incurred a $2.0 million pre-tax charge, or ($0.06) per share after-tax, for discontinuing our use of the BoatU.S. tradename. Last, we recorded an $0.8 million pre-tax charge, or ($0.02) per share after-tax, for the unamortized portion of loan costs in connection with replacing our bank line of credit.”

2006 EARNINGS GUIDANCE

Regarding 2006 earnings guidance, Mr. Nelson said, “We currently project net sales for the fiscal year ending December 30, 2006 ranging from $740 million to $745 million and comparable store sales ranging from 1.5% to 2.0% for the 52-week period then ending. We currently estimate earnings for fiscal year 2006 ranging from $0.15 to $0.18 per share.

“These estimates reflect the costs associated with initiatives started in 2005 and continuing in 2006, as well as new initiatives for 2006 that will produce increased sales and profits for years to come. We will discuss our earnings guidance for fiscal year 2006, as well as factors related to our fourth quarter and full year 2005 results, in our webcast and conference call today.”

WEBCAST AND CONFERENCE CALL

West Marine will hold a conference call and webcast on Thursday, March 30, 2006 at 8:30 AM Pacific Time to discuss 2005 results and 2006 earnings guidance. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the “Investor Relations” section. The earnings release will also be posted on the Internet at www.westmarine.com in the “Press Releases” section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (888) 756-1546 in the U.S. and (706) 634-1083 for international calls. Please be prepared to give the conference ID number 7002223. The call leader is Eric Nelson, Chief Financial Officer.

An audio replay of the call will be available March 30, 2006 at 12:00 PM Pacific Time through April 6, 2006 at 11:59 PM Pacific Time. The replay number is 800-642-1687 in the U.S. and 706-645-9291 for international calls. The access code is 7002223.

ABOUT WEST MARINE

West Marine, the country’s favorite retailer of boating supplies and accessories, has over 400 stores located in 38 states, Puerto Rico and Canada. Our catalog and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our retail stores. Our Port Supply division is one of the country’s largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine’s products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 including forward-looking statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that that involve risks and uncertainties. These forward-looking statements include, among other things, statements that relate to West Marine’s preliminary earnings, as well as facts and assumptions underlying these preliminary results. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risk factors that may affect our earnings in the future are described from time to time in West Marine’s filings with the Securities and Exchange Commission, including West Marine’s quarterly report on Form 10-Q for the period ended October 1, 2005. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measure – Free cash flow

	(Unaudited) 2005	(Unaudited) 2004
Net cash provided by operating activities	$44,232,000	$18,593,000
Less: purchases of property & equipment	(32,046,000)	(24,507,000)
Free cash flow	$12,186,000	$(5,914,000)

Management believes that free cash flow is useful for evaluating our financial condition because it represents the amount of cash provided by operations that is available for investing or for repaying debt.

West Marine, Inc.

Condensed Consolidated Statements of Operations

For the 13 Weeks Ended December 31, 2005 and January 1, 2005

(Unaudited and in thousands, except per share amounts)

	13 Weeks Ended December 31, 2005		13 Weeks Ended January 1, 2005
Net sales	$124,805	100.0%	$118,079	100.0%
Cost of goods sold, including buying and occupancy	104,311	83.6%	84,299	71.4%

Gross profit	20,494	16.4%	33,780	28.6%
Selling, general and administrative expenses	53,582	42.9%	39,230	33.2%

Loss from operations	(33,088)	-26.5%	(5,450)	-4.6%
Interest expense, net	1,703	1.4%	1,153	1.0%
Charge for unamortized portion of loan costs	792	0.6%	1,419	1.2%

Loss before income taxes	(35,583)	-28.5%	(8,022)	-6.8%
Benefit for income taxes	(14,096)	-11.3%	(4,593)	-3.9%

Net loss	$(21,487)	-17.2%	$(3,429)	-2.9%

Net loss per common and common equivalent share:
Basic and diluted	$(1.01)		$(0.16)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	21,185		20,853

West Marine, Inc.

Condensed Consolidated Statements of Operations

For the 52 Weeks Ended December 31, 2005 and January 1, 2005

(Unaudited and in thousands, except per share amounts)

	52 Weeks Ended December 31, 2005		52 Weeks Ended January 1, 2005
Net sales	$692,264	100.0%	$682,996	100.0%
Cost of goods sold, including buying and occupancy	489,629	70.7%	464,075	67.9%

Gross profit	202,635	29.3%	218,921	32.1%
Selling, general and administrative expenses	200,134	28.9%	172,150	25.2%

Income from operations	2,501	0.4%	46,771	6.9%
Interest expense, net	6,283	0.9%	5,893	0.9%
Charge for unamortized portion of loan costs	792	0.2%	1,419	0.2%

Income (loss) before income taxes	(4,574)	-0.7%	39,459	5.8%
Provision (benefit) for income taxes	(2,395)	-0.4%	13,925	2.0%

Net income (loss)	$(2,179)	-0.3%	$25,534	3.8%

Net income (loss) per common and common equivalent share:
Basic	$(0.10)		$1.23
Diluted	$(0.10)		$1.20

Weighted average common and common equivalent shares outstanding:
Basic	21,080		20,695
Diluted	21,080		21,310

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	December 31, 2005	January 1, 2005
ASSETS
Current assets:
Cash	$13,058	$5,459
Trade receivables, net	6,125	6,209
Merchandise inventories	312,596	346,663
Other current assets	29,376	29,156

Total current assets	361,155	387,487

Property and equipment, net	82,787	82,292
Goodwill	56,905	56,905
Intangibles	268	2,557
Other assets	3,534	3,074

Total assets	$504,649	$532,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,589	$65,421
Accrued expenses	35,549	28,145
Deferred current liabilities	8,322	6,729

Total current liabilities	81,460	100,295

Long-term debt	117,000	124,064
Deferred items and other non-current obligations	9,569	13,525

Total liabilities	208,029	237,884

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; issued and outstanding: 21,204,467 at December 31, 2005, and 20,894,240 at January 1, 2005.	21	21
Additional paid-in capital	159,891	155,400
Accumulated other comprehensive income	182	305
Retained earnings	136,526	138,705

Total stockholders’ equity	296,620	294,431

Total liabilities and stockholders’ equity	$504,649	$532,315

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	52 Weeks Ended 12/31/2005	52 Weeks Ended 1/1/2005
Operating activities:
Net income (loss)	$(2,179)	$25,534
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	23,093	25,139
Charges for unamortized portion of loan costs	792	1,419
Provision (benefit) for deferred income taxes	(2,764)	2,628
Tax benefit from exercise of stock options	1,030	4,888
Provision for doubtful accounts	225	449
Impairment charge related to discontinued use of tradename	2,018	0
Impairment charge related to discontinued software development projects	8,594	0
Loss (gain) on asset disposals	143	(558)
Changes in assets and liabilities:
Accounts receivable	(141)	(564)
Merchandise inventories	34,067	(32,642)
Prepaid expenses and other current assets	(220)	(5,305)
Other assets	(542)	(922)
Accounts payable	(27,688)	(7,214)
Accrued expenses	7,404	5,224
Deferred items	400	517

Net cash provided by operating activities	44,232	18,593

Investing activities:
Purchases of property and equipment	(32,046)	(24,507)
Proceeds from sale of property	27	1,903

Net cash used in investing activities	(32,019)	(22,604)

Financing activities:
Net repayments on prior line of credit	(124,064)	(128,851)
Net borrowings on new line of credit	117,000	124,064
Payment of loan costs	(1,011)	(645)
Proceeds from sale of common stock pursuant to associate stock purchase plan	1,330	1,278
Proceeds from exercise of stock options	2,131	8,887

Net cash provided by (used in) financing activities	(4,614)	4,733

Net increase in cash	7,599	722
Cash at beginning of period	5,459	4,737

Cash at end of period	$13,058	$5,459